EXHIBIT 10.4

       Amendment to Loan and Security Agreement dated June 1, 2000


K-Tronik Int'l Corporation
290 Vincent Avenue
Hackensack, New Jersey 07601

Re:  Loan and Security Agreement dated as of September 17,
     1998 (said agreement as amended or modified from time to time the "Loan Agreement")

Gentlemen:

     This is to confirm our approval of your request for an increase to $750,000.00 of the maximum amount of the revolving credit facility provided for in the Loan Agreement, for a change in the advance percentage against Eligible Inventory, for a One Hundred Twenty Five Thousand Dollar ($125,000.00) time loan and for other modifications to the Loan Agreement. Accordingly we have agreed to modify sections 2.1, 2.7 and 2.8 of the Loan Agreement to read as follows:

2.1  Revolving Advances; Advance Limit.  (A) Revolving
Loans. Upon the request of Borrower, made at any time or from time to time during the Term and so long as no Event of Default has occurred and is continuing, BACC may, in its sole and absolute discretion, make Advances in an amount up to (a) eighty percent (80%) of the aggregate outstanding amount of Eligible Accounts, plus (b) the lesser of (1) forty percent (40%) of the value of the Eligible Inventory or (2) Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, that
(a) in no event shall the aggregate amount of the outstanding Advances be greater than, at any time, the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the Advance Limit) and provided further that (b) the maximum amount of Advances against Eligible Inventory shall not exceed forty percent (40%) of the total Advances.
(B) Time Loan. Contemporaneous with the execution of this letter modification agreement, BACC shall loan to the Borrower the principal sum of One Hundred Twenty Five Thousand Dollars ($125,000.00) the proceeds of which shall be used by Borrower solely to fund, in part, the purchase by a wholly owned subsidiary of Borrower of a plant in Korea. Said loan shall accrue interest at the per annum rate set forth in paragraph 2.4 of the Loan Agreement, which interest shall be paid on the first day of June, 1999 and on the maturity date of the loan. The outstanding principal balance of said loan, together with all accrued and unpaid interest shall be due and payable in full, without notice or demand, on the earlier of (i) June 30, 1999 or (ii) one (1) business day after the release of funds to Alexa Ventures, Inc. from the closing of the sale of additional stock by Alexa Ventures, Inc., the stockholder of Borrower, it being agreed and represented by the Borrower that out of the proceeds of the sale of said additional stock, Alexa Venture, Inc. will inject into Borrower as paid in capital, an amount at least equal to the lesser of (x) $500,000.00 or (y) the amount realized from the sale of said additional stock but in no event less than the outstanding balance of the time loan provided for herein. Borrower agrees to keep BACC advised from time to time of the status of the sale of said stock of Alexa Ventures, Inc.

2.7 Origination Fee. In consideration of BACC entering into this Agreement, Borrower shall pay BACC an origination fee of Five Thousand Dollars ($5,000.00), which shall be paid simultaneous with the execution of the Loan Agreement and thereafter an origination fee of Seven Thousand Five Hundred Dollars ($7,500.00) on each annual anniversary of the date thereof.

2.8 Servicing Fee. Borrower shall pay BACC a fee in an amount equal to three tenths of one percent (.3%) of the daily average outstanding balance of the Advances during each month on or before the first (1st) day of each calendar month in respect of BACC's services for the preceding calendar month, during the Term, including each Renewal Term, or so long as the Obligations are outstanding.

     In consideration of our agreeing to so increase the maximum amount of the revolving credit facility, you shall pay to us, contemporaneous with the execution hereof, a facility fee of $750.00.

     This is also to confirm that provided no Event of Default exists, upon confirmation of the closing of and the release to Alexa Ventures, Inc. of the proceeds of the aforesaid sale of stock, and the injection of a portion of such proceeds as additional paid in capital of Borrower as aforesaid, and satisfaction of the aforesaid time loan, the lien on the stock of Alexa Ventures, Inc. pledged by Gerry Racicot under a pledge agreement dated as of September 16, 1999 shall be terminated and we shall promptly notify Stryker, Tams & Dill, LLP, which is holding the stock certificates under a pledge agreement dated September 17, 1999, to promptly return to him the stock certificates.

     Our approval shall not constitute a waiver of any Events of Default, if any so exist, or any future violation of any provisions of the Loan Agreement or any other Loan Documents.

     By your execution hereof Borrower agrees to pay all costs and expenses, including reasonable attorneys fees and disbursements, incurred by BACC in connection with the preparation of this letter agreement and the other documents created in connection herewith. Capitalized terms not defined herein but defined in the Loan Agreement shall have the same meaning ascribed to such terms in the Loan Agreement. Your execution shall also act as your representation that the execution of this letter agreement has been authorized by all required corporate action, that this letter agreement constitutes the valid and binding obligation of the Borrower, is enforceable in accordance with its terms and that no material adverse change in the financial condition of the Borrower has occurred and the Borrower's reaffirmation of its grant to BACC of a lien on the Collateral.

     Except as herein set forth, the Loan Agreement and all
other Loan Documents shall remain in full force and effect. Our agreement as aforesaid is subject to your written agreement with the terms hereof by signing and returning a copy hereof where so indicated below along with the enclosed Modified and Replacement Revolving Credit Master Promissory Note and Time Note and by the written consents of the guarantor and the pledgor where so indicated
below.   This letter may be executed in counterparts.

                            BUSINESS ALLIANCE CAPITAL CORP.


                            /s/William Seibold
                            William Seibold
                            Senior Vice President

Agreed to:

                            K-Tronik Int'l Corporation


                            /s/Robert Kim
                            Robert Kim
                            President


     The undersigned, guarantor of the Liabilities of the Borrower to BACC, hereby consents to the above letter and agrees that same shall not affect his Individual Guaranty dated as of June 1, 1998, which guaranty remains in full force and effect.

                                       "Robert Kim"

                                       Robert Kim